UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

ChargePoint Holdings, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

15961R105

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15961R105	13G	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,726,639 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,726,639 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,726,639 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

This statement on Schedule 13G is filed by Linse Capital CP, LLC (“Linse I”), Linse Capital CP II, LLC (“Linse II”), Linse Capital CP III, LLC (“Linse III”), Linse Capital CP IV, LLC (“Linse IV”), Linse Capital CP V, LLC (“Linse V”), Linse Capital CP VI, LLC (“Linse VI”), Linse Capital CP VI GP LP (“Linse GP VI”), Levitate Capital LP (“Levitate”), Levitate Capital GP LP (“Levitate GP”), Linse Capital Management LLC (“LCM”), Linse Capital Management PR LLC (“LCMPR”), Linse Capital LLC (“Linse Capital”) and Michael Linse (“Linse,” together with Linse I, Linse II, Linse III, Linse IV, Linse V, Linse VI, Linse GP VI, Levitate, Levitate GP, LCM, LCMPR and Linse Capital, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

This amount consists of shares of Common Stock held by Linse I. Linse is the managing director of Linse Capital, which is the manager of Linse I. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the shares owned by Linse I, and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares.

(3)

The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2022, as filed with the Securities and Exchange Commission on December 8, 2022 (the “Form 10-Q”).

CUSIP No. 15961R105	13G	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,105,939 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,105,939 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,105,939 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of shares of Common Stock held by Linse II. Linse is the managing director of Linse Capital, which is the manager of Linse II. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the shares owned by Linse II, and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,494,643 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,494,643 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,494,643 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of shares of Common Stock held by Linse III. Linse is the managing director of Linse Capital, which is the manager of Linse III. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the shares owned by Linse III, and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,418,655 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,418,655 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,418,655 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of shares of Common Stock held by Linse IV. Linse is the managing director of Linse Capital, which is the manager of Linse IV. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the shares owned by Linse IV, and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,562,049 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,562,049 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,562,049 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of 2,562,049 shares of Common held by Linse V. Linse is the managing director of Linse Capital, which is the manager of Linse V. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the shares owned by Linse V, and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP VI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,091,469 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,091,469 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,091,469 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of (i) 4,081,950 shares of Common Stock held by Linse VI and (ii) 9,519 shares of Common Stock held by Linse GP VI. Linse GP VI is the manager of Linse VI, and LCMPR is the general partner of Linse GP VI. Linse is the managing director of Linse Capital, which is the manager of LCMPR. Each of Linse GP VI, LCMPR, Linse Capital and Linse possesses power to direct the voting and disposition of the shares owned by Linse VI, and each of Linse GP VI, LCMPR, Linse Capital and Linse may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital CP VI GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,091,469 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,091,469 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,091,469 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of (i) 4,081,950 shares of Common Stock held by Linse VI and (ii) 9,519 shares of Common Stock held by Linse GP VI. Linse GP VI is the manager of Linse VI, and LCMPR is the general partner of Linse GP VI. Linse is the managing director of Linse Capital, which is the manager of LCMPR. Each of Linse GP VI, LCMPR, Linse Capital and Linse possesses power to direct the voting and disposition of the shares owned by Linse VI, and each of Linse GP VI, LCMPR, Linse Capital and Linse may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS Levitate Capital LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,720 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,720 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,720 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of 13,720 shares of Common Stock held by Levitate GP. Levitate GP is the general partner of Levitate. LCM is the general partner of Levitate GP. LCMPR is the manager of LCM. Linse Capital is the general partner of LCMPR. Mr. Linse is the managing director of Linse Capital. Linse Capital and Linse may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS Levitate Capital GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,720 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,720 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,720 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of 13,720 shares of Common Stock held by Levitate GP. Levitate GP is the general partner of Levitate. LCM is the general partner of Levitate GP. LCMPR is the manager of LCM. Linse Capital is the general partner of LCMPR. Mr. Linse is the managing director of Linse Capital. Linse Capital and Linse may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,720 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,720 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,720 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of 13,720 shares of Common Stock held by Levitate GP. Levitate GP is the general partner of Levitate. LCM is the general partner of Levitate GP. LCMPR is the manager of LCM. Linse Capital is the general partner of LCMPR. Mr. Linse is the managing director of Linse Capital. Linse Capital and Linse may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital Management PR LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,105,189 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,105,189 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,105,189 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of (i) 4,081,950 shares of Common Stock held by Linse VI, (ii) 9,519 shares of Common Stock held by Linse GP VI, and (iii) 13,720 shares of Common Stock held by Levitate GP. Linse GP VI is the manager of Linse VI. Levitate GP is the general partner of Levitate. LCM is the general partner of Levitate GP. LCMPR is the manager of LCM and general partner of Linse GP VI. Linse Capital is the general partner of LCMPR. Mr. Linse is the managing director of Linse Capital. Linse Capital and Linse may be deemed to have an indirect beneficial ownership of such shares.

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 13 of 20 Pages

1	NAMES OF REPORTING PERSONS Linse Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,897,453 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,897,453 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,897,453 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of (i) 10,726,639 shares of Common Stock held by Linse I, (ii) 3,105,939 shares of Common Stock held by Linse II, (iii) 3,494,643 shares of Common Stock held by Linse III, (iv) 2,418,655 shares of Common Stock held by Linse IV, (v) 2,562,049 shares of Common Stock held by Linse V, (vi) 4,081,950 held by Linse VI, (vii) 9,519 share of Common Stock held by Linse GP VI, (viii) 13,720 shares of Common Stock held by Levitate GP, and (ix) 2,549,142 shares of Common Stock held by Linse Capital. Linse is the managing director of Linse Capital, which is the manager of Linse I, Linse II, Linse III, Linse IV, Linse V and the manager of LCMPR. LCMPR is the manager of Linse VI and LCM, and the general partner of Linse GP VI. LCM is the general partner of Levitate GP. Levitate GP is the general partner of Levitate. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the Securities owned by Linse I, Linse II, Linse III, Linse IV, Linse V, Linse VI, Linse GP VI, Levitate, Levitate GP, LCM and LCMPR and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 14 of 20 Pages

1	NAMES OF REPORTING PERSONS Michael Linse
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,897,453 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,897,453 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,897,453 (2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5% (4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

This amount consists of (i) 10,726,639 shares of Common Stock held by Linse I, (ii) 3,105,939 shares of Common Stock held by Linse II, (iii) 3,494,643 shares of Common Stock held by Linse III, (iv) 2,418,655 shares of Common Stock held by Linse IV, (v) 2,562,049 shares of Common Stock held by Linse V, (vi) 4,081,950 held by Linse VI, (vii) 9,519 share of Common Stock held by Linse GP VI, (viii) 13,720 shares of Common Stock held by Levitate GP, and (ix) 2,549,142 shares of Common Stock held by Linse Capital. Linse is the managing director of Linse Capital, which is the manager of Linse I, Linse II, Linse III, Linse IV, Linse V and the manager of LCMPR. LCMPR is the manager of Linse VI and LCM, and the general partner of Linse GP VI. LCM is the general partner of Levitate GP. Levitate GP is the general partner of Levitate. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the Securities owned by Linse I, Linse II, Linse III, Linse IV, Linse V, Linse VI, Linse GP VI, Levitate, Levitate GP, LCM and LCMPR and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such shares

(3)	The percentages set forth on the cover sheets are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 15 of 20 Pages

This Amendment No. 1 to the statement on Schedule 13G (this “Amendment No. 1”) amends and restates the statement on Schedule 13G filed on February 14, 2022 (the “Schedule 13G”).

Item 1(a).	Name of Issuer:

ChargePoint Holdings, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

240 East Hacienda Avenue

Campbell, CA 95008

Item 2(a).	Name of Person(s) Filing:

Linse Capital CP, LLC (“Linse I”)

Linse Capital CP II, LLC (“Linse II”)

Linse Capital CP III, LLC (“Linse III”)

Linse Capital CP IV, LLC (“Linse IV”)

Linse Capital CP V, LLC (“Linse V”)

Linse Capital CP VI, LLC (“Linse VI”)

Linse Capital CP VI GP LP (“Linse GP VI”)

Levitate Capital LP (“Levitate”)

Levitate Capital GP LP (“Levitate GP”)

Linse Capital Management (“LCM”)

Linse Capital Management PR LLC (“LCMPR”)

Linse Capital LLC (“Linse Capital”)

Michael Linse (“Linse”)

Item 2(b).	Address of Principal Business Office:

Linse Capital LLC

53 Calle Palmeras, Suite 601

San Juan, PR 00901

Item 2(c).	Citizenship:

Linse I Linse II Linse III Linse IV Linse V	Delaware, United States of America Delaware, United States of America Delaware, United States of America Delaware, United States of America Delaware, United States of America
Linse VI	Delaware, United States of America
Linse GP VI	Delaware, United States of America
Levitate	Delaware, United States of America
Levitate GP	Delaware, United States of America
LCM	Delaware, United States of America
LCMPR	Delaware, United States of America
Linse Capital	Delaware, United States of America
Linse	United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share.

CUSIP No. 15961R105	13G	Page 16 of 20 Pages

Item 2(e).	CUSIP Number:

15961R 105

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned: 28,897,453

Item 4(b).	Percent of Class: 8.5%

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the beneficial ownership of Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1,3)
Linse I (2)	10,726,639	0	10,726,639	0	10,726,639	10,726,639	3.1%
Linse II (2)	3,105,939	0	3,105,939	0	3,105,939	3,105,939	0.9%
Linse III (2)	3,494,643	0	3,494,643	0	3,494,643	3,494,643	1.0%
Linse IV (2)	2,418,655	0	2,418,655	0	2,418,655	2,418,655	0.7%
Linse V (2)	2,562,049	0	2,562,049	0	2,562,049	2,562,049	0.7%
Linse VI (2)	4,081,950	0	4,091,469	0	4,091,469	4,091,469	1.2%
Linse GP VI (2)	9,519	0	4,091,469	0	4,091,469	4,091,469	1.2%
Levitate (2)	0	0	13,720	0	13,720	13,720	0.0%
Levitate GP (2)	13,720	0	13,720	0	13,720	13,720	0.0%
LCM (2)	0	0	13,720	0	13,720	13,720	0.0%
LCMPR (2)	0	0	4,105,189	0	4,105,189	4,105,189	1.2%
Linse Capital (2)	2,549,142	0	28,897,453	0	28,897,453	28,897,453	8.46%
Linse (2)	0	0	28,897,453	0	28,897,453	28,897,453	8.46%

(1)

Represents the number of shares of Common Stock and the number of shares of Common Stock issuable upon exercise of options, warrants and other convertible securities that are exercisable within 60 days of the date of this statement on Schedule 13G (“Securities”) currently beneficially owned by the Reporting Persons.

(2)

Linse is the managing director of Linse Capital, which is the manager of Linse I, Linse II, Linse III, Linse IV, Linse V and the manager of LCMPR. LCMPR is the manager of Linse VI and LCM, and the general partner of Linse GP VI. LCM is the general partner of Levitate GP. Levitate GP is the general partner of Levitate. Each of Linse and Linse Capital possesses power to direct the voting and disposition of the Securities owned by Linse I, Linse II, Linse III, Linse IV, Linse V, Linse VI, Linse GP VI, Levitate, Levitate GP, LCM and LCMPR and each of Linse and Linse Capital may be deemed to have an indirect beneficial ownership of such Securities.

(3)	The percentages set forth above are calculated based on 341,684,268 shares of Common Stock outstanding as of November 30, 2022 as set forth in the Form 10-Q.

CUSIP No. 15961R105	13G	Page 17 of 20 Pages

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 15961R105	13G	Page 18 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

LINSE CAPITAL CP, LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital CP, LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL CP II, LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital CP II, LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL CP III, LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital CP III, LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL CP IV, LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital CP IV, LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL CP V, LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital CP V, LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

CUSIP No. 15961R105	13G	Page 19 of 20 Pages

LINSE CAPITAL CP VI, LLC

By:	Linse Capital CP VI GP LP
a Delaware limited partnership and Manager of Linse Capital CP VI, LLC

By:	Linse Capital Management PR LLC
a Delaware limited liability company and Manager of Linse Capital CP VI GP LP

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital Management PR LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL CP VI GP LP

By:	Linse Capital Management PR LLC
a Delaware limited liability company and Manager of Linse Capital CP VI GP LP

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital Management PR LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LEVITATE CAPITAL LP

By:	Levitate Capital GP LP a Delaware limited partnership and General Partner of Levitate Capital LP

By:	Linse Capital Management LLC, a Delaware limited liability company and General Partner of Levitate Capital GP LP

By:	Linse Capital Management PR LLC, a Delaware limited liability company and Manager of Linse Capital Management LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

CUSIP No. 15961R105	13G	Page 20 of 20 Pages

LEVITATE CAPITAL GP LP

By:	Linse Capital Management LLC, a Delaware limited liability company and General Partner of Levitate Capital GP LP

By:	Linse Capital Management PR LLC, a Delaware limited liability company and Manager of Linse Capital Management LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL MANAGEMENT LLC

By:	Linse Capital Management PR LLC, a Delaware limited liability company and Manager of Linse Capital Management LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL MANAGEMENT PR LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital Management PR LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

/s/ Michael Linse
Michael Linse

Exhibit(s):

99.1: Joint Filing Statement